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                                                                    EXHIBIT 23.2


                       [Letterhead of Arthur Andersen LLP]



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use of our reports on the financial statements of Moll PlastiCrafters Limited Partnership, The Hanning Companies and Somomeca Industries, and to all references to our firm included in or made a part of this registration statement of AMM Holdings, Inc., relating to the registration if its 13.5% Senior Discount Notes due 2009.


                                                         /s/ Arthur Andersen LLP




Nashville, Tennessee
December 11, 1998